 Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 13, 2013, by (a) Daily Journal Corporation, a South Carolina corporation (“Parent”), (b) Technology Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), (c) ISD Corporation, a California corporation (“Seller”), and (d) with respect to Articles 3A and 6 and Sections 5.1, 5.2, 5.3(d), 5.7 and 5.9, ISD Investments, LLC, an Alaska limited liability company wholly owned by Hans Imhof (“ISD Investments”), Hans Imhof (“Imhof”), Ronald C. Beach (“Beach”) and Mark Nielsen (“Nielsen”) (each, a “Stockholder” and, collectively, the “Stockholders”). Parent, Acquisition Sub, Seller and the Stockholders are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is engaged in the business of licensing and supporting fully integrated software solutions for the judicial community and legal industry (the “Business”); and

WHEREAS, Parent, through Acquisition Sub, desires to purchase and to acquire from Seller, and Seller desires to sell to Parent and Acquisition Sub, certain rights, properties and assets of the Business on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND USAGE

1.1     Specified Definitions. For purposes of this Agreement, the following terms have the respective meanings specified in this Section 1.1:

“Accounting Firm” means a nationally or regionally recognized registered public accounting firm reasonably acceptable to Parent and Seller that has not performed work for Parent, Seller or any Stockholder in the past five (5) years.

“Acquired Assets” means all assets of the Seller (other than the Excluded Assets).

“Affiliate” has the meaning set forth in the rules promulgated under the Securities Act.

“Ancillary Agreements” means the Non-Competition Agreements and each other document to be executed or delivered by a Party at the Closing.

“Applicable Tax Law” means any law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any Governmental Authority or political subdivision of such jurisdiction charged with interpreting such laws.

“Assumed Contracts” means all contracts, agreements, leases, purchase orders, work orders, binding commitments and other arrangements (including all amendments, supplements or modifications thereto) of the Seller, including but not limited to those set forth on Schedule 3.15, except to the extent any of the foregoing constitute Excluded Assets.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Consent” means any approval, consent, ratification, waiver or other authorization from any Person, including any Governmental Authority.

“Copyrights” means all registered and unregistered copyrights, owned or licensed by Seller, in both published works and unpublished works.

“Disclosure Schedules” means all of the disclosure schedules, taken together, which are delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Domain Names” means all rights in Internet web sites and Internet domain names held by Seller.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lease (including any capital lease), lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), disposition, sale, transfer, receipt of income or exercise of any other attribute of ownership, whether imposed by agreement, understanding, law, equity or otherwise, except for any such matter disclosed on Schedule 3.7.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, municipal or other governmental entity, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Income Tax” means any federal, state, local or foreign Tax imposed upon, based upon, or measured by gross or net income.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge of Seller” means the actual knowledge of Nielsen and Beach after reasonable investigation of the documents in the Seller’s possession.

“Law” means any foreign, federal, state, or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Net Worth” means the total assets constituting Acquired Assets minus the total liabilities constituting Assumed Liabilities, as calculated in accordance with GAAP applied in a manner consistent with the Seller’s accounting methods, policies, procedures and classifications, but only so long as the applicable method, policy, procedure or classification is in conformity with GAAP or described on Schedule 1.1.

“Parent Fundamental Representations” means the representations and warranties in Sections 4.1 and 4.2.

“Patents” means all patents, patent applications and inventions and discoveries that may be patentable and which are owned or licensed by the Company.

“Person” means any individual, entity or Governmental Authority.

“Pre-Closing Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Post-Closing Period” means any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

“Pro Rata Share” means 64.04% for ISD Investments and Imhoff collectively; 24.09% for Beach; and 11.87% for Nielsen.

“Representatives” means legal advisors, representatives, directors, officers, employees, consultants and agents of a Person who are under a professional duty or a contractual obligation to maintain the confidentiality of confidential information.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law.

“Seller Accounting Practices” means U.S. generally accepted accounting principles, except as set forth on the GAAP Exceptions Schedule attached hereto, as used in the Financial Statements consistently applied.

“Seller Fundamental Representations” means the representations and warranties in Sections 3.1, 3.2, 3.7 (excluding intellectual property rights which are covered in Section 3.14) and 3.16.

“Straddle Period” means any Tax Period that begins on or before and ends after the Closing Date.

“Tax” means any tax, duty, fee, assessment, charge or other levy separately or jointly due or payable to, or levied or imposed by, any national, federal, state, provincial, municipal, local or foreign Tax Authority, including income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security (including any social security charge or premium), unemployment, disability, workers’ compensation, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, duty, fee, assessment, charge or other levy of any kind whatsoever, including any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, in each case whether disputed or not.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Applicable Tax Law.

“Trademarks” means all trademarks, service marks, trade dress, logos, corporate names, and trade names, whether registered or unregistered, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith owned by Seller, and all applications, registrations, and renewals in connection therewith, all copies and tangible embodiments thereof (in whatever form or medium whether now known or hereafter devised), including all U.S. and foreign trademarks, service marks and tradenames owned or licensed by Seller, and all rights therein and goodwill therein and any derivatives or portions thereof used by Seller.

“Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements.

1.2     Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Allocation Schedule	5.3(a)
Assignment and Assumption Agreement	2.7(a)(vi)
Assumed Liabilities	2.3
Cash Purchase Price	2.5
Closing	2.6
Closing Balance Sheet	2.8(c)
Closing Date	2.6
Closing Net Worth	2.8(c)
Deductible	6.6(a)
Dispute Notice	2.8(d)
Employee Benefit Plans	3.12
ERISA	3.12
Estimated Cash Purchase Price	2.8(b)
Estimated Net Worth	2.8(a)
Estimated Net Worth Statement	2.8(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Cash Purchase Price	2.8(d)

Financial Statements	3.8(a)

HR Contract	5.4(a)
Indemnified Party	6.4
Indemnifying Party	6.4
Losses	6.2(a)
Non-Competition Agreements	2.7(a)(v)
non-PEO Employee	3.11
Oasis	3.11
Parent Indemnitees	6.2(a)
PEO Employees	3.11
Proprietary Programs	3.14
Purchase Price	2.5
Purchase Price Statement	2.8(c)
Seller Indemnitees	6.3
Stock	3.5
Target	2.8(b)
Third Party Claim	6.5

1.3     Usage.

          (a)     Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles and Sections of this Agreement and the corresponding Schedules of the Disclosure Schedules, respectively.

          (b)     Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of drafting responsibility shall not apply to any construction or interpretation hereof.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1     Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing and for the consideration specified in Section 2.5, Acquisition Sub shall purchase and acquire from Seller, and Seller shall sell, transfer, convey, assign and deliver to Acquisition Sub all of Seller’s rights, title and interest in the Acquired Assets free and clear of any Encumbrances.

2.2     Excluded Assets. Anything contained in this Agreement to the contrary notwithstanding, the assets and property of Seller transferred hereby shall not include any assets or property set forth on Schedule 2.2 (all such assets and property, the “Excluded Assets”).

2.3     Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at Closing, Acquisition Sub shall assume all obligations and liabilities in respect of the Acquired Assets arising after the Closing Date and all liabilities of Seller other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

2.4     Excluded Liabilities. Anything contained in this Agreement to the contrary notwithstanding, Acquisition Sub shall not assume, or otherwise be responsible or liable for, and Seller shall continue to be solely responsible and liable for, all obligations and liabilities of Seller set forth on Schedule 2.4 (collectively, the “Excluded Liabilities”). For the avoidance of doubt, and in addition to the items set forth on Schedule 2.4, Excluded Liabilities include: (a) any obligations and liabilities of Seller to any current or former equityholder of Seller including any loans from equityholders, but excluding obligations or liabilities in connection with any such equityholder’s employment with the Seller; (b) any obligations and liabilities for Taxes due on or prior to the Closing Date or after the Closing Date but attributable to operations of the Business on or prior to the Closing Date, unless the particular obligation or liability is included in the Closing Net Worth as finally determined hereunder or as set forth in Section 5.3(d) below; (c) any Taxes based on income, including (i) any Income Taxes arising as a result of Seller’s operation of the Business or ownership of the Acquired Assets prior to and including the Closing Date, (ii) any Income Taxes arising as a result of the sale of the Acquired Assets pursuant to this Agreement (including any Taxes imposed under Section 1374 of the Code), and (iii) any deferred Income Taxes and (d) any obligations and liabilities relating to the Seller’s Key Employee Retention Plan.

2.5     Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Acquired Assets shall be (a) Sixteen Million Dollars ($16,000,000.00) in cash, subject to adjustment pursuant to Section 2.8 (the “Cash Purchase Price”), and (b) the assumption of the Assumed Liabilities. At Closing, Parent shall pay the Estimated Cash Purchase Price (as defined below) less a holdback of Five Hundred Thousand Dollars ($500,000) (which amount will be held in an interest bearing account, the “Holdback”) to Seller by wire transfer to the account designated in writing in advance of Closing by Seller.

2.6     Closing. The purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Parent immediately following the execution of this Agreement by each of the Parties (the date of the Closing, the “Closing Date”).

2.7     Closing Obligations. At the Closing:

          (a)       Seller shall deliver or caused to be delivered to Parent and Acquisition Sub:

          (i)       all Consents for the Transactions, including assignments of all Assumed Contracts, that have been obtained;

          (ii)      originals (or, to the extent originals are not available, copies) of all Assumed Contracts;

          (iii)     all of the Acquired Assets;

          (iv)     a certificate of the secretary of Seller, dated as of the Closing Date, setting forth all of the resolutions of the board of directors and equityholders of Seller adopted to authorize the execution and delivery of this Agreement and the performance by Seller of the Transactions;

          (v)      the Non-Competition Agreements, in the form attached hereto as Exhibit A (the “Non-Competition Agreements”), duly executed by Seller and each Stockholder;

          (vi)     a duly executed assignment and assumption agreement with respect to the Acquired Assets and the Assumed Liabilities, in form and substance reasonably satisfactory to Parent (the “Assignment and Assumption Agreement”);

          (vii)    a duly executed domain name assignment in favor of Acquisition Sub with respect to the Domain Names, in form and substance reasonably satisfactory to Parent; and

          (viii)   such other documents as Parent may reasonably request for the purpose of facilitating the consummation or performance of the Transactions.

          (b)       Parent and Acquisition Sub will deliver to Seller:

          (i)       the Estimated Cash Purchase Price;

          (ii)      the Assignment and Assumption Agreement, duly executed by Parent and Acquisition Sub;

          (iii)     Seller’s and the Stockholders’ Non-Competition Agreements, duly executed by Parent and Acquisition Sub; and

          (iv)     such other documents as Seller may reasonably request for the purpose of facilitating the consummation or performance of the Transactions.

2.8     Purchase Price Adjustment.

          (a)      Estimated Net Worth Calculation. Attached as Schedule 2.8 is a statement showing the estimated Net Worth of Seller as of August 31, 2013 (the “Estimated Net Worth”) and a calculation of such Estimated Net Worth with supporting materials and a pro forma balance sheet as of August 31, 2013, prepared in good faith and certified by a duly authorized financial officer of Seller (the “Estimated Net Worth Statement”).

          (b)      Net Worth Target. If the Estimated Net Worth reflected on the Estimated Net Worth Statement is less than negative Seven Hundred Thousand Dollars (-$700,000.00) (the “Target”), then the Cash Purchase Price shall be reduced by the amount of such shortfall. If the Estimated Net Worth reflected on the Estimated Net Worth Statement is more than the Target, then the Cash Purchase Price will be increased by the amount of the excess. The Cash Purchase Price paid at Closing, after any adjustment pursuant to this Section 2.8(b), is referred to herein as the “Estimated Cash Purchase Price.”

          (c)      Preparation of Purchase Price Statement. Within 60 days following the Closing Date, Parent shall deliver to the Seller a balance sheet of the Seller (the “Closing Balance Sheet”) and a calculation of the Net Worth as of August 31, 2013 (“Closing Net Worth”) and the Cash Purchase Price calculated in the same manner as in Section 2.8(b) (collectively, with the Closing Balance Sheet, the “Purchase Price Statement”) which shall be prepared in good faith and certified by a duly authorized financial officer of Parent.

          (d)      Determination of Net Worth; Resolution of Disputes. During the period immediately following Seller’s receipt of the Purchase Price Statement, Seller shall be permitted to review Parent’s working papers related to the preparation of the Purchase Price Statement and determination of the Cash Purchase Price. Parent and Acquisition Sub shall cooperate and provide reasonable access to the books and records of the acquired business and relevant personnel (including third party consultants and accountants), in each case as necessary to facilitate calculation of the Closing Net Worth and Cash Purchase Price. The Purchase Price Statement and Cash Purchase Price shall become final and binding upon the Parties (the “Final Cash Purchase Price”) upon the earlier of (i) the written agreement of the Parties or (ii) 30 days after Seller’s receipt of all reasonably necessary supporting documentation related to the Purchase Price Statement requested by the Seller, unless Seller shall give written notice of its disagreement (a “Dispute Notice”) to Parent prior to such date. If a timely Dispute Notice is received by Parent, then the Purchase Price Statement (as revised in accordance with clause (x) or (y) below) and Cash Purchase Price shall become final and binding upon the Parties as the Final Cash Purchase Price on the earlier of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Dispute Notice or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the 30 days following delivery of a Dispute Notice, the Parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Dispute Notice; provided that any settlement negotiations will not be discoverable by or communicated to the Accounting Firm. Following delivery of a Dispute Notice, Parent, Acquisition Sub and their agents and representatives shall be permitted to review Seller’s and its agents’ and representatives’ working papers relating to the Dispute Notice.

          (e)      Accounting Firm Determination. At the end of the 30-day period following delivery of a Dispute Notice, the Accounting Firm shall resolve all remaining disputed items. The Parties shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) that remain in dispute. The Parties shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Worth and the resulting Cash Purchase Price calculated with reference to such amount to the extent such amount is in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The Parties will cooperate with the Accounting Firm during the term of its engagement. The Parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or Seller, on the other hand. The Parties shall also instruct the Accounting Firm to make its determination based solely on written submissions by Parent and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Accounting Firm may, at its discretion, conduct a conference concerning the dispute, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. The Purchase Price Statement and the determination of the Final Cash Purchase Price shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than 45 days following submission of such disputed matters), absent manifest clerical errors or fraud. The final resolution will be a reasoned resolution setting forth the Accounting Firm’s reasoning in reaching its determination. All fees and expenses of the Accounting Firm shall be paid equally (i.e., one-half) by Parent, on the one hand, and Seller, on the other hand; provided, however, that, if the Accounting Firm determines in its opinion that either Party’s position is completely or substantially completely correct, then the other Party shall pay all costs and expenses of the Accounting Firm.

          (f)       The Post-Closing Adjustment Payments. If (i) the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, then Parent shall, within five days after the Final Cash Purchase Price is determined under and in accordance with Section 2.8(d) above, pay to Seller by wire transfer of immediately available funds to the account(s) designated by Seller, the full amount of the Holdback along with the accrued interest thereon; and (ii) the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price by more than $10,000, Parent shall, within five days after the date the Final Cash Purchase Price is determined under and in accordance with Section 2.8(d) above, additionally pay to Seller by wire transfer of immediately available funds to the account(s) designated by Seller, the entire amount of such difference (without regard to the $10,000 threshold). If (x) the Final Cash Purchase Price is less than the Estimated Cash Purchase Price by more than the amount of the Holdback, Parent shall retain the full amount of the Holdback along with the accrued interest thereon and Seller shall, within five days after the date the Final Cash Purchase Price is determined under and in accordance with Section 2.8(d) above, pay to Buyer by wire transfer of immediately available funds to the account(s) designated by Buyer, the entire amount of such difference in excess of the amount of the Holdback; (y) the Final Cash Purchase Price is less than the Estimated Cash Purchase Price by less than the amount of the Holdback but more than $10,000, Parent shall, within five days after the Final Cash Purchase Price is determined under and in accordance with Section 2.8(d) above, retain an amount from the Holdback equal to the difference (without regard to the $10,000 threshold) and then pay the balance of the Holdback along with the accrued interest thereon to Seller by wire transfer of immediately available funds to the account(s) designated by Seller, and (z) the Final Cash Purchase Price is less than the Estimated Cash Purchase Price by less than $10,000, Parent shall, within five days after the date the Final Cash Purchase Price is determined under and in accordance with Section 2.8(d) above, pay to Seller by wire transfer of immediately available funds to the account(s) designated by Seller, the full amount of the Holdback along with the accrued interest thereon.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1     Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the State of California, and has full power to carry on the Business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it and to consummate the Transactions. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2     Authority and Enforceability. Seller has the corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party, to consummate the Transactions and to perform all the terms and conditions hereof and thereof to be performed by it. This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, except that the enforceability of each of this Agreement and the Ancillary Agreements is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

3.3     No Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions, do not and will not (a) conflict with or result in a violation of the articles of incorporation or bylaws of Seller; (b) conflict with or result in a material violation of any order or Law applicable to Seller or any of the Acquired Assets; or (c) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation or loss of any benefit under, or result in the creation of any Encumbrance on any of the Acquired Assets.

3.4     Consents. Except as set forth on Schedule 3.4A, no Consent is required to be obtained by virtue of Seller’s execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions. All of the Consents listed on Schedule 3.4B as “Required Consents” have been obtained and are in full force and effect.

3.5     Capitalization. There are 57,227,117 shares of common stock, no par value per share (the “Stock”), of Seller issued and outstanding, of which 56,190,263 shares are owned by the Stockholders. The Stock constitutes all of the issued and outstanding equity, capital or profits interests of Seller. There are no options, warrants, convertible securities or other rights relating to the issuance, sale, assignment or transfer of any equity or capital interest in Seller. To the Knowledge of Seller, each Stockholder is the record and beneficial owner of the shares of Stock held by him, free and clear of all Encumbrances.

3.6     Sufficiency of Assets.   The Acquired Assets constitute all of the properties, assets, interests and rights that: (i) are owned by Seller or in which Seller has any right, title or interest that are used or held for use in connection with the Business; and (ii) are required for the continued conduct of the Business by Acquisition Sub immediately following the Closing in the same manner as conducted by Seller immediately prior to the Closing.

3.7     Title to Acquired Assets; Encumbrances. Seller has good, valid and marketable title to all of the Acquired Assets, in each case free and clear of all Encumbrances other than as set forth on Schedule 3.7.

3.8     Financial Statements.

          (a)     Seller has delivered to Parent copies of (i) Seller’s consolidated balance sheet, income statement, and statement of cash flows for the year ended December 31, 2012, and (ii) a balance sheet and income statement of Seller as of and for the eight months ended August 31, 2013 (all of which together constitute the “Financial Statements”). The Financial Statements are attached as Schedule 3.8(a).

          (b)     Except as set forth on Schedule 3.8(b), each of the Financial Statements is accurate and complete in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and fairly presents in all material respects in accordance with Seller Accounting Practices Seller’s financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for their respective periods.

          (c)     Except as set forth on Schedule 3.8(c), Seller does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, preferred, inchoate, unliquidated or otherwise), except (i) to the extent reflected and accrued for or fully reserved against in the Financial Statements, (ii) included in the Closing Net Worth, (iii) as described in the Disclosure Schedules, (iv) liabilities which have arisen after the date of the Financial Statements in the ordinary course of business consistent with past practice, (v) obligations under executory contracts and (vi) in an amount in the aggregate not greater than $10,000. There have been no material changes in the assets, liabilities, financial condition or operating results of Seller since December 31, 2012, other than changes in the ordinary course of business consistent with past practice.

          (d)     Since August 31, 2013, Seller has operated the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since August 31, 2013, Seller has not (i) made any distributions of cash to Seller’s stockholders or (ii) used its cash to pay for anything other than payables reflected on the Estimated Net Worth Statement or for expenses or payables incurred in the ordinary course of business consistent with past practice.

3.9     Compliance with Law. To the Knowledge of Seller, Seller is in material compliance with all Laws. Seller has not received any written notice alleging any violation of Law related to the Business or the Acquired Assets except as disclosed on Schedule 3.9.

3.10   Proceedings. Except as set forth on Schedule 3.10, there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, materially affecting Seller, or involving the Acquired Assets in any material respect. Seller is not subject to any outstanding order or injunction.

3.11   Employees. Except as set forth on Schedule 3.11, all employees of Seller (“PEO Employees”) are provided by Oasis Outsourcing, Inc. (“Oasis”) and except with respect to amounts which are not past due and were incurred in the ordinary course of business consistent with past practice, which are Assumed Liabilities, Seller has paid in full all amounts owed to Oasis with respect to such PEO Employees, and to the Knowledge of Seller, Oasis is not in breach of any of its obligations to the PEO Employees. Except as set forth on Schedule 3.11, no employee of Seller and no PEO Employee (“non-PEO Employee”) has any written employment or similar agreement with Seller. Except as set forth on Schedule 3.11, all PEO Employees and non-PEO Employees of Seller are employed on an “at-will” basis, and no such employee has any formal or informal entitlement to a severance or other payment upon termination, transfer or otherwise. All independent contractors of Seller can have their contracts with Seller terminated at any time without cause and without payment of any kind. Except with respect to amounts which are not past due and were incurred in the ordinary course of business consistent with past practice, which are Assumed Liabilities, Seller has paid in full all wages, salaries, commissions, benefits, and other compensation and payroll items payable by Seller to each such non-PEO Employee or independent contractor, and there are no amounts in respect thereof that are due and owing by Seller. No employee of Seller has been or is a party to any collective bargaining or other labor contract.

3.12   Seller Employee Benefit Plans. Schedule 3.12 includes a list of each employment, severance, bonus, profit sharing, compensation, perquisite, termination, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement, created, entered into, maintained or contributed to by Seller for the benefit or welfare of any current or former director, officer or employee, including any PEO Employee, of Seller (such plans and arrangements being collectively the “Employee Benefit Plans”). To the Knowledge of Seller, each of the Employee Benefit Plans is in material compliance with all applicable Laws, including, where applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. To the Knowledge of Seller there are no pending or threatened claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

3.13   Certain Payments. None of (i) Seller, (ii) any Stockholder, (iii) to Knowledge of Seller, any director, officer, agent or employee of Seller or (iv) to the Knowledge of Seller, any third-party associated with or acting for or on behalf of Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any third-party, private or public, regardless of form, whether in money, property, or services, intended (x) to obtain favorable treatment in securing business, (y) to pay for favorable treatment for business secured or (z) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller.

3.14   Intellectual Property.

          (a)     Except as set forth on Schedule 3.14(a), Seller owns and possesses all rights, title and interest in and to, free and clear of all Encumbrances, all aspects of all software programs that have been in the past or are now offered for sale or license by Seller (the “Proprietary Programs”). No claim contesting the validity, enforceability, use or ownership of any such Proprietary Programs has been made without being resolved in the past, is currently outstanding or, to the Knowledge of Seller, is threatened. With respect to Proprietary Programs, Copyrights and Trademarks, Seller has not infringed, misappropriated or otherwise violated any proprietary rights of any third parties. The consummation of the Transactions will not adversely affect the rights of Parent and Acquisition Sub to use the Proprietary Programs, Copyrights, Trademarks or Domain Names after the Closing. After the Closing, no current or former member, director, officer, employee, independent contractor, agent, consultant of Seller or any other Person will own or retain any rights with respect to any of the Proprietary Programs, Copyrights or Trademarks. To the extent that Seller has registered any aspect of its intellectual property rights, such registration has been duly and validly effected and filed, and any fees that are necessary to maintain in force any such registrations have been paid.

          (b)     Schedule 3.14(b) contains a true, complete and correct list and summary description of all Trademarks.

          (c)     Schedule 3.14(c) contains a true, complete and correct list and summary description of all registered Copyrights.

          (d)     Schedule 3.14(d) contains a true, complete and correct list and summary description of all Domain Names.

          (e)     Schedule 3.14(e) contains a true, complete and correct list and summary description of all Proprietary Programs.

          (f)     Seller has all necessary licenses to utilize the commercial off-the-shelf software used in the Business.

3.15   Assumed Contracts. Schedule 3.15 contains a true, correct and complete list of all of the Assumed Contracts. Except as set forth on Schedule 3.15, each Assumed Contract is valid and binding on Seller and in full force and effect. Except as set forth on Schedule 3.15, Seller is not in breach of, or default under, nor has it improperly terminated, revoked or accelerated, any Assumed Contract, and there does not exist any event or condition that would conflict with, result in any breach of, or constitute default under, any Assumed Contract, except for breaches, defaults or other occurrences that have not and would not reasonably be expected to have a material adverse effect on the Business. Except as set forth on Schedule 3.15, Seller has not received any written notice, or to the Knowledge of Seller, any other notice, of the intention of any Person to terminate or materially modify any Assumed Contract.

3.16   No Brokers or Finders; Responsibility for Costs. No investment banker, broker or finder is entitled to any brokerage, finder’s or other fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by on behalf of Seller or any Stockholder.

3.17   Tax Representations. Except as set forth on Schedule 3.17:

          (a)     Seller has duly and timely filed all Tax Returns that it was required to file, and all Taxes owed by Seller have been timely paid (whether or not showing on such Tax Returns). Each Stockholder has duly and timely filed all Tax Returns required to be filed with respect to such Stockholder’s share of the income of Seller, and all taxes owing with respect to such share of income have been timely paid (whether or not showing on such Tax Returns). Such Tax Returns are true, correct and complete in all material respects. Seller is not currently the beneficiary of an extension of time within which to file any Tax Return.

          (b)     Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (c)     There is no investigation, audit, assessment, claim, dispute or other proceeding pending, or to the Knowledge of Seller, threatened or expected to be commenced by any Tax Authority against Seller or any of its assets, properties, operations or activities, including any investigation, audit, assessment, claim or other proceeding for any jurisdiction where Seller does not file Tax Returns that may lead to an assertion by such Tax Authority that Seller is or may be subject to a given Tax in such jurisdiction, and, to the Knowledge of Seller, there is no basis for any such investigation, audit, assessment, claim or other proceeding.

          (d)     Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. To the Knowledge of Seller, no Person providing services to Seller who, for any taxable year or taxable period for which the applicable statute of limitations has not yet expired, was or is being treated by Seller as an independent contractor for Tax purposes, was or is required to have been classified as an employee for Tax purposes.

          (e)     There are no Encumbrances that affect any of the assets or properties of Seller with respect to Taxes, other than Encumbrances for Taxes not yet due and payable.

          (f)     Seller has provided to Parent true and complete copies of, and Schedule 3.17(f) contains a complete and accurate list of, (i) Tax audit or other examination reports, statements of deficiencies, closing or other agreements received or agreed to by Seller or by the Stockholders with respect to Seller, and (ii) all federal and state Tax Returns for Seller for all periods ending on and after December 31, 2008. Schedule 3.17(f) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.17(f).

          (g)     The amount of Seller’s liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to Seller as of the date of this Agreement, and the amount of Seller’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on Seller’s financial statements. There is no adjustment under Section 481 of the Code or any provision of Applicable Tax Law comparable to Section 481 of the Code that would require Seller to include in a Post-Closing Period any amount of taxable income attributable to cash or other property that was received, but was not, or will not be, included as income in a Pre-Closing Period. Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a Post-Closing Period as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code. Seller has not, within the past three (3) years, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Seller is not and has never been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations.

          (h)     Seller is not and has never been (i) a member of an affiliated, consolidated, unitary, fiscal unity, combined or similar Tax group which files a consolidated unitary, combined or similar Tax Return for purposes of that Tax or (ii) a party to any Tax allocation, Tax sharing or Tax reimbursement agreement or arrangement with any Person, and Seller does not have any liability for the Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (i)     Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and comparable provisions of state and local law at all times since October 2, 2010, with all requisite consent of its stockholders and, if applicable, their spouses, and Seller will be an S corporation up to and including the Closing Date. True and complete copies of such S corporation elections have been furnished to Parent, and such elections have never been terminated or revoked. No shares of capital stock of Seller have been held by any person or entity that was ineligible to be an S corporation shareholder under the Code.

3.18   Affiliate Transactions. Other than as set forth on Schedule 3.18, no Stockholder or Affiliate of Seller has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Other than as set forth on Schedule 3.18, neither Seller nor any Stockholder or Affiliate of Seller has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that (i) has had business dealings or a material financial interest in any transaction with Seller or (ii) is engaged in the same line of business as Seller.

3.19   Insurance. Schedule 3.19 lists the insurance policies held by, or for the benefit of, Seller relating to the Business, including the underwriter of such policies and the amount of coverage thereunder. There is no claim by Seller or any of its Affiliates pending under any such policies which (a) has been denied or disputed by the insurer or (b) if not paid, would reasonably be expected to have a material adverse effect on the business or the Acquired Assets. Seller has not received any written notice of (i) cancellation or termination or (ii) refusal or denial of any coverage, reservation of rights or rejection of any claim under.

ARTICLE 3A

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder hereby represents to Parent and Acquisition Sub as follows:

3A.1  Authority. Such Stockholder has the power, authority and legal capacity to execute and deliver this Agreement and any Ancillary Agreements to which he is a party, to consummate the Transactions and to perform all the terms and conditions hereof and thereof to be performed by him. This Agreement and the Ancillary Agreements to which he is a party constitute the legal, valid and binding obligations of such Stockholder, enforceable against him in accordance with their terms, except that the enforceability of each of this Agreement and the Ancillary Agreements is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

3A.2  Capitalization. Such Stockholder is the record and beneficial owner of the shares of Seller stock held by him, free and clear of all Encumbrances.

3A.3  Tax Representations. Such Stockholder has duly and timely filed all Tax Returns required to be filed with respect to such Stockholder’s share of the income of Seller, and all taxes owing with respect to such share of income have been timely paid (whether or not showing on such Tax Returns). Such Tax Returns are true, correct and complete in all material respects.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to Seller as follows:

4.1     Organization and Good Standing. Parent is duly incorporated, validly existing and in good standing under the laws of the State of South Carolina. Acquisition Sub is duly incorporated, validly existing and in good standing under the laws of the State of California.

4.2     Authority. Each of Parent and Acquisition Sub has the corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to consummate the Transactions and to perform all the terms and conditions hereof and thereof to be performed by it. This Agreement and the Ancillary Agreements to which they are parties constitute the legal, valid and binding obligations of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with their terms, except that the enforceability of this Agreement and the Ancillary Agreements is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

4.3     Consents. No Consent is required to be obtained by virtue of Parent’s and Acquisition Sub’s execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions.

ARTICLE 5

ADDITIONAL COVENANTS AND AGREEMENTS

5.1     Confidentiality. Except to the extent required by Law, Seller and each Stockholder shall keep confidential and cause its or his respective Representatives to keep confidential all information regarding Parent and its Affiliates and their businesses furnished or made available by Parent (other than, in each case, information in the public domain not as a result of a breach of this Section 5.1). Seller shall be responsible for any breach of this Section 5.1 by any of its Representatives. Each Stockholder shall be responsible for any breach of this Section 5.1 by any of his Representatives.

5.2     Publicity. The initial press release with respect to the announcement of the Transactions shall be a joint press release reasonably acceptable to Parent and Seller. Thereafter, neither Parent nor Acquisition Sub, on the one hand, nor Seller or any Stockholder, on the other hand, shall make any other public announcements or statements concerning the Agreement, the Ancillary Agreements or the Transactions without the prior written consent of the other Party, except as may be required by Law or stock exchange rule, as determined in the good faith judgment of the party seeking to make such release. Seller and the Stockholders acknowledge that Parent may be required to file on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission upon the execution of this Agreement and that nothing in this Agreement shall in any way limit Parent’s disclosure of the Transactions in such Form 8-K or in any other filing made with the U.S. Securities and Exchange Commission.

5.3   Tax Matters.

        (a)     Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for income tax purposes in accordance with Schedule 5.3(a) (the “Allocation Schedule”). The parties further agree that no part of the Purchase Price shall be allocated to the Non-Competition Agreements. The preparation of the Allocation Schedule is intended to be in compliance with §1060 of the Code. Without limiting the foregoing, the Parties agree to complete and timely file their respective Internal Revenue Service Form 8594 (and any applicable similar state, local or foreign forms) and to prepare and file all respective Tax Returns consistent with the Allocation Schedule.

       (b)     Transfer Taxes; Filing Fees. Seller shall be responsible for and pay all sales, use, transfer, recording, ad valorem and similar taxes and filing fees incurred as a result of the sale by Seller to Acquisition Sub of the Acquired Assets pursuant to this Agreement, whether levied upon Parent, Acquisition Sub or Seller

        (c)     Cooperation on Tax Matters.

          (i)     Parent and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period or any Straddle Period until the expiration of the statute of limitations (and, to the extent notified by Parent or Seller, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or Seller, as the case may be, shall allow the other party to take possession of such books and records.

          (ii)     Parent and Seller further agree, upon request, to use their respective reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

        (d)     Revenue Recognition. Acquisition Sub will report for tax purposes the revenue of the Business, including the deferred revenue reflected on the Estimated Net Worth Statement (but, for the avoidance of doubt, not the Purchase Price), in each case for all periods beginning on and after September 1, 2013, and Acquisition Sub will be entitled to deduct the operating expenses with respect to the Business from and after September 1, 2013. The Parties agree to prepare and file their respective Tax Returns consistent with this allocation of income and expense and to use commercially reasonable efforts to dispute any position taken by any Taxing Authority to the contrary. However, in the event that any Taxing Authority disputes the income and expense allocation described in this Section 5.3(d), Seller and each applicable Stockholder receiving notice from a Taxing Authority of such a dispute shall grant to Parent and Acquisition Sub a power of attorney to deal directly with the Taxing Authority with respect to the dispute, and Seller and each such Stockholder shall fully cooperate with Parent and Acquisition Sub in resolving the dispute. If the allocation is not respected by the Taxing Authority and Seller or one or more Stockholders incur any Tax liability as a result of the reallocation of income, Parent shall promptly reimburse Seller and/or each applicable Stockholder (without regard to the Threshold or other limitations set forth in Section 6.6 below) for the Tax liability incurred by them with respect to such reallocation.

5.4     Employee Matters.

          (a)     Effective as of the Closing, Acquisition Sub shall assume that certain Service Agreement, dated September 1, 2010 by and between Oasis and Seller (the “HR Contract”), by which the PEO Employees identified on Schedule 5.4A (the “Transferred Employees”) will continue to be employed by Oasis and will begin providing services to Acquisition Sub following the Closing Date. Acquisition Sub shall promptly following the Closing notify the Transferred Employees in writing of its assumption of the HR Contract and its acquisition of the Acquired Assets. Effective as of the Closing, Seller shall terminate the employees of Seller identified on Schedule 5.4B. From the Closing Date through December 31, 2013, Acquisition Sub expects to maintain in full force and effect the HR Contract and, to the extent permitted by the HR Contract and by Law, expects Oasis to maintain any employee benefit plans in effect immediately prior to the Closing Date until at least December 31, 2013. Effective upon the termination of the HR Contract, Acquisition Sub and Parent may elect for some or all of the PEO Employees to transfer employment to Parent or one of its subsidiaries and to participate in their employee benefit plans and programs on the same basis as similarly situated employees of Parent or such subsidiary, to the extent reasonably practicable in light of the requirements of the particular plans and programs.

          (b)     This Section 5.4 shall operate exclusively for the benefit of Seller, Parent and Acquisition Sub and not for the benefit of any other Person, including any Stockholder, any current, former or retired employee of Seller (including the Transferred Employees or PEO Employees) or the spouse or dependents of any such Persons. Furthermore, neither Parent nor Acquisition Sub shall be required to (i) employ any Person or to utilize the services of any PEO Employee after the Closing or (ii) continue in force the HR Contract for any period of time after the Closing.

5.5     Accounts Receivable Payments. If, following the Closing Date, Seller receives any payments, collections or other amounts from a customer or other third party with respect to any accounts receivable included within the Acquired Assets, Seller shall, within three (3) business days of receipt of such payment, deliver such payment to Acquisition Sub. Any payment made pursuant to this Section 5.5 shall be made by wire transfer of immediately available funds to an account designated in writing by Acquisition Sub.

5.6     Name Change. Promptly following the Closing, Seller shall take all corporate and other actions to change its legal name to one sufficiently dissimilar to “ISD Corporation” and thereafter shall not use the name “ISD” or any variation thereof.

5.7     Duties Relating to Bills and Invoices. In the event that, after the Closing, Parent and/or Acquisition Sub receive any bill, invoice, or other correspondence relating to any Excluded Asset or Excluded Liability, Parent shall promptly forward such bill, invoice, or correspondence to Seller. In the event that, after the Closing, Seller or any Stockholder receives any bill, invoice, or correspondence relating to any Acquired Asset or Assumed Liability, Seller or such Stockholder shall promptly forward such bill, invoice, or correspondence to Parent.

5.8     Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, (i) Parent and Seller will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions, and (ii) Parent and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to vest in Acquisition Sub good title to the Acquired Assets or to evidence the assumption by Acquisition Sub of the Assumed Liabilities.

5.9     Cash Reconciliation Statement. During the ten (10) days following the Closing Date, Parent will prepare a cash reconciliation statement reconciling the cash position of Seller reflected on the Estimated Net Worth Statement to its cash position on the Closing Date, and Seller and the Stockholders will use their respective commercially reasonable efforts to assist with the preparation of such statement. Parent will deliver a copy of such cash reconciliation statement to Seller and each of the Stockholders upon its completion.

ARTICLE 6

INDEMNIFICATION

6.1       Survival of Representations and Warranties. The representations and warranties of Seller set forth in Article 3, of the Stockholders set forth in Article 3A and of Parent and Acquisition Sub set forth in Article 4 (other than Section 3.17 (Tax Representations), the Seller Fundamental Representations and the Parent Fundamental Representations) and the Seller’s pre-Closing covenants shall survive the Closing until the first (1st) anniversary of the Closing Date. The Seller Fundamental Representations and the Parent Fundamental Representations shall survive the Closing until the fifth anniversary of the Closing Date. Section 3.17 (Tax Representations) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The several covenants and agreements of Seller, the Stockholders, Parent and Acquisition Sub contained in this Agreement shall remain operative and in full force and shall survive until the performance by the applicable Party hereto of such covenant and agreement; provided that, for the avoidance of doubt, any such covenant or agreement required to be performed prior to the Closing and actually performed prior to the Closing in compliance with this Agreement in all material respects shall not survive the Closing. No claim may be made with respect to a representation, warranty, covenant or agreement contained in this Agreement after the survival period specified in this Section 6.1 shall have expired, except that if a claim shall have been made prior to the expiration of the applicable survival period specified above, then, in each case, such survival period shall be extended as it relates to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

6.2       Indemnification by Seller and the Stockholders.

            (a)     Seller and the Stockholders shall jointly and severally indemnify and hold harmless Parent and Acquisition Sub and each of their affiliates, officers, directors, agents, employees, and successors and assigns (collectively, including Parent and Acquisition Sub, the “Parent Indemnitees”) from any liabilities, obligations, fines, penalties, losses, settlements, damages, claims, interest, awards and judgments, costs and expenses (including reasonable attorneys’ fees and other reasonable costs and expenses of investigating or contesting any of the foregoing) (collectively, “Losses”), suffered or incurred by any of them for, arising out of, based upon or relating to:

          (i)     any breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement;

          (ii)    any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement;

          (iii)   (1) any Taxes arising as a result of Seller’s operation of the business or ownership of the Acquired Assets on or prior to the Closing Date other than obligations and liabilities included in the Closing Net Worth as finally determined hereunder, (2) any Taxes arising as a result of the sale of the Acquired Assets pursuant to this Agreement (including any Taxes imposed under Section 1374 of the Code) and (3) all income Taxes of the Seller or the Stockholders attributable to any Pre-Closing Tax Period; and

          (iv)   any Excluded Assets and any Excluded Liabilities.

            (b)     Each of the Stockholders, on a several (not joint and several) basis shall indemnify and hold harmless the Parent Indemnitees from any Losses suffered or incurred by any of them for, arising out of, based upon or relating to:

          (i)     any breach of any representation or warranty of such Stockholder contained in this Agreement or any Ancillary Agreement; and

          (ii)    any breach of any covenant or agreement of such Stockholder contained in this Agreement or any Ancillary Agreement.

6.3       Indemnification by Parent. Parent shall indemnify and hold harmless Seller and its affiliates, Stockholders, officers, directors, agents, employees, and successors and assigns (collectively, including Seller, the “Seller Indemnitees”) from any Losses suffered or incurred by any of them for, arising out of, based upon or relating to:

            (a)     any breach of any representation or warranty of Parent or Acquisition Sub contained in this Agreement or any Ancillary Agreement;

            (b)     any breach of any covenant or agreement of Parent or Acquisition Sub contained in this Agreement or any Ancillary Agreement; and

            (c)     the Assumed Liabilities.

6.4     Direct Claims. A claim for indemnification for any matter not involving a Third Party Claim (as defined below) may be asserted by any Purchaser Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) by notice to the Party or Parties obligated to provide indemnification under this Agreement (the “Indemnifying Party”) and such Indemnified Party shall be paid promptly after delivering such notice, which shall contain a reasonable explanation and itemization of the Losses incurred; provided, that if the Indemnifying Party disputes its obligations hereunder in good faith, such payment obligation shall be deferred until the resolution of such dispute; provided, further, that the Indemnifying Party shall not be responsible under this Section 6.4 for any punitive or special damages, consequential damages, damages measured by a multiple, lost profits or diminution in value.

6.5     Third-Party Claims. Promptly after receipt by an Indemnified Party of a notice of the assertion of a third party claim (a “Third Party Claim”) made against it, such Indemnified Party shall give notice to the Indemnifying Party and provide such Indemnifying Party with copies of any documents detailing the Third Party Claim. The Indemnifying Party will be entitled to participate in the defense thereof and will be entitled to assume the defense of a Third Party Claim with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party may not assume control of the defense of any Third Party Claim if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall remain liable for any other Losses, but subject to the limitations on indemnification set forth herein. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its sole expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable fees and expenses of one outside counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof, at the Indemnifying Party’s expense. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will not, without the prior written consent of the Indemnified Party, agree to any settlement, compromise or discharge of such Third Party Claim if such settlement, compromise or discharge (A) involves a finding or admission of wrongdoing on the part of the Indemnified Party, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party with respect to such Third Party Claim, (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder or (D) is reasonably likely to affect the liability of the Indemnified Party with respect to matters or time period not specifically addressed in any Third Party Claim.

6.6       Limits on Indemnification and Liability.

(a)     Seller and the Stockholders shall not be liable for any Losses pursuant to Section 6.2(a)(i) unless and until the aggregate amount of indemnifiable Losses which may be recovered from Seller and the Stockholders exceeds One Hundred Sixty Thousand Dollars ($160,000) (the “Threshold”), whereupon the Parent Indemnitees shall be entitled to indemnification for the full amount of such Losses (without deduction of the Threshold). Similarly, Parent and Acquisition Sub shall not be liable for any Losses pursuant to Section 6.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from Parent and Acquisition Sub exceeds the Threshold, whereupon the Seller Indemnitees shall be entitled to Indemnification for the full amount of such Losses (without deduction of the Threshold). The restrictions and limitations set forth in this Section 6.6(a) shall not be applicable to (i) claims for Losses for breaches of Seller Fundamental Representations or Parent Fundamental Representations, (ii) breaches of Section 3.17 (Tax Representations) or Section 3.8(d), (iii) claims for Losses for breaches arising out of or resulting from fraud and (iv) the Cash Purchase Price adjustment.

(b)     The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually realized by the Indemnified Party from any indemnification, contribution or other payment by any third party, (ii) any insurance proceeds or other amounts actually realized by the Indemnified Party from third parties with respect to such Losses and (iii) any Tax benefit actually recognized by the Indemnified Party from the incurrence or payment of any such Losses.

(c)     The aggregate liability of Seller and the Stockholders to the Parent Indemnitees under this Agreement shall not exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000); provided, however, this limit shall not apply to Losses for, arising out of, based upon or relating to (i) breaches of Seller Fundamental Representations, (ii) breaches of Section 3.17 (Tax Representations) or Section 3.8(d), (iii) any fraud; (iv) any Taxes referred to in Section 6.2(a)(iii), and (iv) the Cash Purchase Price adjustment. Similarly, the aggregate liability of Parent and Acquisition Sub to the Seller Indemnitees under this Agreement shall not exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000); provided, however, this limit shall not apply to Losses for, arising out of, based upon or relating to (x) breaches of Parent Fundamental Representations, (y) any fraud and (z) the Cash Purchase Price adjustment.

(d)     For the avoidance of doubt, except for post-Closing covenants (including without limitation Section 2.8) and as set forth in Section 7.1, the foregoing indemnification rights shall be the sole and exclusive remedies of the Parent and Acquisition Sub, on the one hand, and Seller and the Stockholders, on the other hand, for claims relating to this Agreement and the Parent and Acquisition Sub may not avoid the limitations on liability of the Seller and Stockholders set forth in this Section 6.6 by seeking damages for breach of contract, tort or any other theory of liability; provided, that, for the avoidance of doubt, nothing herein shall limit the rights of Parent and Acquisition Sub to separately take action against Seller and any Stockholder for a breach of their respective Non-Competition Agreements.

6.7       Contribution Among Stockholders. Except with respect to a claim (i) under Section 6.2(b) or (ii) for fraud by a Stockholder, the Stockholders agree that if a Stockholder incurs indemnification obligations under this Agreement in excess of its Pro Rata Share of the Loss associated with such indemnification obligation (whether as a result of the joint and several nature of such indemnification obligation or otherwise), then the Stockholder or Stockholders who did not bear in excess of their respective Pro Rata Shares of such Loss shall promptly reimburse the Stockholder or Stockholders who did bear more than its or their respective Pro Rata Shares of such Loss for an amount such that after such reimbursement all Stockholders will have borne their respective Pro Rata Share of such Loss. With respect to a claim by the Parent Indemnitees under Section 6.2(b) or for fraud, the Stockholders agree, amongst themselves, that the Stockholder or Stockholders who committed the breach covered by Section 6.2(b) or who committed the fraud shall be solely responsible for the Losses associated with such breach or fraud and accordingly the responsible Stockholder or Stockholders shall reimburse the Stockholder or Stockholders not responsible for the Losses to which those Stockholders not responsible may become subject under this Agreement. This Section 6.7 is an agreement among the Stockholders only, and it shall not in any way change the rights or remedies of Parent and Acquisition Sub under this Agreement.

6.8       Materiality Scrape. For purposes of determining the amount of any Loss that is indemnifiable under Sections 6.2(a)(i) or 6.2(b)(i) (but not for the purposes of determining whether there was a breach), the words “material,” “material adverse effect” and “in all material respects” shall be disregarded in such representations and warranties.

ARTICLE 7
GENERAL PROVISIONS

7.1       Equitable Remedies. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof with any action seeking such an injunction to be brought exclusively in California state courts sitting in Orange County.

7.2       Expenses. Except as set forth in Section 2.8, each Party will be responsible for and bear all of its own costs and expenses (including the costs of its legal counsel and other representatives) incurred at any time in connection with pursuing or consummating the Transactions.

7.3       Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or email via PDF with confirmation of transmission by the transmitting equipment if sent prior to 5:00 p.m. Pacific Time on a business day or if after such time, then on the next business day; in each case to the addresses, facsimile numbers or email addresses and marked to the attention of the Person(s) designated on Schedule 7.3 (or to such other address, facsimile number or Person as a party may designate by notice to the other parties).

7.4       Waiver. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties.

7.5       Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Disclosure Schedules, Exhibits, the Ancillary Agreements and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by Seller, the Stockholders, Parent and Acquisition Sub.

7.6       Assignments, Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent or Acquisition Sub may assign any of their rights and delegate any of their obligations under this Agreement to any of their respective subsidiaries; provided, that Parent and Acquisition Sub shall remain ultimately responsible for their obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

7.7       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.8       Governing Law and Venue. This Agreement has been entered into in the State of California and shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California by residents of the State of California. Except as set forth in Section 2.8, any Proceedings arising out of or relating to this Agreement shall be brought exclusively in the California state courts sitting in Orange County.

7.9       Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email via PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email via PDF shall be deemed to be their original signatures for all purposes.

7.10     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as otherwise provided in Article 6 with respect to the Parent Indemnitees and the Seller Indemnitees.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Parent:	DAILY JOURNAL CORPORATION

	By:	/s/ Gerald L. Salzman
	Name:	Gerald L. Salzman
	Title:	President

Acquisition Sub:	TECHNOLOGY ACQUISITION CORPORATION

	By:	/s/ Gerald L. Salzman
	Name:	Gerald L. Salzman
	Title:	President

Seller:	ISD CORPORATION

	By:	/s/ Ronald C. Beach
	Name:	Ronald C. Beach
	Title:	Chief Executive Officer and Secretary

Stockholders:	ISD INVESTMENTS, LLC

	By:	/s/ Hans Imhof
	Name:	Hans Imhof
Title:

/s/ Hans Imhof
Hans Imhof

/s/ Ronald C. Beach
Ronald C. Beach

/s/ Mark Nielsen
Mark Nielsen